Exhibit 10.22

GM Cruise Holdings LLC
2018 Employee Incentive Plan
Stock Option Award Agreement
Private and Confidential
This Award Agreement describes the details under which you (“you” or the “Participant”) are being granted a Stock Option Award (the “Option”) consisting of an option to acquire [●] Class B Common Shares of GM Cruise Holdings LLC, a Delaware limited liability company (the “Company”), under the 2018 Employee Incentive Plan (as amended from time to time, the “Plan”).
A copy of the Plan can be found on the Solium Shareworks site. Capitalized terms used in this Award Agreement have the meanings given in the Plan unless noted otherwise herein (including as set forth in Exhibit A).
The full terms of your Option are set out in this Award Agreement, the Plan and any policy adopted by the Board in respect of the Plan and the Option that is applicable to this Award Agreement. In the event of any conflict between this Award Agreement and the Plan, the terms of this Award Agreement shall prevail. Further, Section 15(a) of the Plan shall not be applicable to this Award Agreement. This Award Agreement may only be amended in writing with mutual written consent of the Board and the Participant.
Summary of the Award

Issuer	GM Cruise Holdings LLC, a Delaware limited liability company
Number of Common Shares Subject to the Option	[●]
Grant Date	[●]
Exercise Price	$1,515
Vesting
This Option will vest over the ten (10)-year period beginning on the first (1st) anniversary of the Grant Date, with 10% of the Option vesting on [●], 2.5% of the Option vesting on a quarterly basis thereafter, and the final 5% vesting on [●]; provided that you must be continuously employed by the Company or any of its Subsidiaries from the Grant Date through each such vesting date.

Option Expiration Date	[●]

Restrictive Covenants	You will be subject to the restrictive covenants set forth in Exhibit A attached.
Accredited Investor Questionnaire	If requested by the Committee, you will be required to complete an Accredited Investor Questionnaire prior to acceptance of the grant.

Terms and Conditions of the Option
1.Grant of Stock Option Award. Effective on the Grant Date, the Company hereby grants an Option to acquire [●] Common Shares of the Company with an Exercise Price of $1,515 subject to adjustment as set forth in the Plan.
2.Form. The Option is a non-qualified stock options, and not intended to comply with Section 422 of the Code.
3.Participant Acknowledgements. The following terms apply to the grant of the Option hereunder. By accepting the Award the Participant irrevocably agrees and acknowledges in favor of the Company (on its own behalf and as an agent for the Company’s Subsidiaries) that:
(a)The Participant does not have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, directors, consultants, advisors, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Board maintains the right to make available future grants under the Plan.
(b)The grant of this Option does not give the Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any of its Subsidiaries. The Company or the applicable Subsidiary may at any time dismiss the Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any other agreement binding the Participant and the Company. The Participant’s receipt of this Option under the Plan is not intended to confer any rights to the Participant except as set forth in this Award Agreement.
(c)Awards under, and the Participant’s participation in, the Plan do not form part of the Participant’s remuneration for the purposes of determining payments in lieu of notice of termination of the Participant’s employment, severance payments, leave entitlements, or any other compensation payable to the Participant, and no Award, payment, or other right or benefit under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit-sharing, group insurance, welfare or benefit plan of the Company or any of its Subsidiaries.
(d)The Company and its Subsidiaries, their respective affiliates, officers and employees make no representation concerning the financial benefit or taxation consequences of any Award or participation in the Plan and the Participant is strongly advised to seek the Participant’s own professional legal and taxation advice concerning the impact of the Plan and the Participant’s Award.
(e)The future value of the underlying Common Shares is unknown and cannot be predicted with certainty, and the Common Shares may increase or decrease in value.
(f)The Participant has no entitlement to compensation or damages as a result of any loss or diminution in value of Common Shares or any other rights acquired pursuant to the Plan, including, without limitation, as a result of the termination of the Participant’s employment by the

Company or any of its Subsidiaries for any reason whatsoever and whether or not in breach of contract.
(g)The Participant has read this Award Agreement, its Exhibits and the Plan carefully and understands their terms.
4.Vesting.
(a)General. Subject to Sections 4(b) and 4(c) hereof, the Option shall vest and become exercisable with respect to (i) 10% of the aggregate Common Shares covered by the Option on [●], (ii) 2.5% of the aggregate Common Shares covered by the Option on the 15th day of each calendar quarter thereafter (for thirty-four (34) successive calendar quarters following the first (1st) anniversary of the Grant Date), and (iii) the final 5% vesting on [●], provided, that the Participant’s Termination Date has not occurred prior to each applicable date. The portion of the Option that has at any time become vested and exercisable as described above is hereinafter referred to as the “Vested Portion.”
(b)Termination of Employment.
(i)Subject to Sections 4(b)(ii) and 4(c) hereof, and subject to the Participant’s delivery and non-revocation of a Release (as defined below), upon a Participant’s involuntary termination not for Cause, the Participant shall be entitled to receive the following:
(1)continued payment of the Participant’s base salary, in substantially equal installments, in accordance with the Company’s normal payroll practices, as in effect on the Participant’s Termination Date (such amounts the “Salary Continuation Payments”), until the 12-month anniversary of the Participant’s Termination Date. The first installment of the Salary Continuation Payments shall be paid to the Participant on the 60th day following the Participant’s Termination Date; provided that the Release has become irrevocable as of such 60th day and shall include all installments that would otherwise have been paid prior to such date. The Participant’s right to such Salary Continuation Payments shall survive until the option expiration date. For the purposes of this Award Agreement, “Release” means a general release of claims in a form acceptable to the Company; and
(2)accelerated vesting and immediate exercisability of the portion of Options held by the Participant on the date of the Participant’s Termination Date with respect to that number of Options that would have become vested and immediately exercisable had the Participant remained continuously employed by the Company for twelve (12) months immediately following the Participant’s Termination Date.
(ii)In the event of the Participant’s Termination Date due to the Participant’s death or Disability, the vesting conditions associated with the Options that would have vested in the ordinary course in the twelve (12) months immediately following Participant’s Termination Date due to death or Disability shall be deemed fully satisfied, in each case, for the benefit of the Participant or the Participant’s executor or administrator (as applicable), or the person or persons to whom the Participant’s rights under this Award Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth herein or in the Plan. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.
(c)Change in Control. If, upon the occurrence of a Change in Control, the Options are not converted or assumed in connection with such Change in Control, in either case, by a successor entity pursuant to the Plan, then, notwithstanding any other provisions of the Plan to the contrary, the Options shall, to the extent not previously canceled, become fully vested immediately prior to such Change in Control, provided, that the Participant’s Termination Date has not occurred prior to such Change in Control. If, upon the occurrence of a Change in Control, the Options are converted or assumed in connection with such Change in Control, in either case, by a successor entity pursuant to the Plan, then, notwithstanding any other provisions of the Plan to the contrary, if the Participant’s Termination Date occurs by reason of a termination by the Company without Cause or as a result of the Participant’s resignation of employment with the Company for “Good Reason” (as defined below), in each case, within two (2) years following such Change in Control, the portion of the Option that has not vested shall not be cancelled and the vesting conditions associated with such converted or assumed Option shall be deemed fully satisfied upon the Termination Date.
(i)A Participant’s resignation of employment for “Good Reason” shall mean Participant’s resignation following any one of the following acts by the Company (or failures by the Company to act): (i) a material negative change in the nature or status of the Participant’s responsibilities from those in effect as of the consummation of the Change in Control (the “Closing”); (ii) a material negative change in the Participant’s base salary, except for any across-the-board reduction similarly affecting similarly-situated employees of the Company; or (iii) the relocation of the Participant’s principal place of employment from the Participant’s principal place of employment as of the Closing to a location that results in an increase in the Participant’s daily commute of more than 50 miles in one direction; provided, however, in each case that (I) the Participant notifies the Company in writing of the circumstances giving the Participant the right to resign for Good Reason within thirty (30) days of the existence of such circumstances, (II) the Company fails to cure such circumstances within thirty (30) days after receipt of such notice, and (III) the Participant then terminates his or her employment within ninety (90) days of such failure to cure. If the Participant does not timely do so, the right to resign for Good Reason shall lapse and be deemed waived with respect to those circumstances.
(d)Initial Public Offering. For the avoidance of doubt, upon an Initial Public Offering no accelerated vesting shall occur and upon a Participant’s Termination Date following an Initial Public Offering, all outstanding Options shall be treated in accordance with Section 4(b) hereof.

5.	Exercise of the Option.

(a)Period of Exercise. Subject to the provisions of the Plan and this Award Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i)	the ten (10)-year anniversary of the Grant Date;

(ii)	three (3) years following the Termination Date where termination of employment is due to death or Disability;

(iii)	three (3) years following the Termination Date where termination of employment is by the Company without Cause (other than due to death or Disability) or by the Participant for any reason; or

(iv)
the Termination Date where termination of employment is by the Company for Cause or by the Participant if Cause exists at the time of resignation. For the sake of clarity, the entire Option (all vested and unvested portions) shall terminate and expire upon the Participant’s termination under this Section 5(a)(iv). For the purposes of this Award Agreement, a termination of the Participant’s employment for “Cause” shall occur if: (i) the Participant has engaged in intentional acts of fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment or service or (ii) the Participant has committed a willful material breach of the restrictive covenants set forth in Section 2 (Nonsolicitation and Noninterference with Business Relationships), Section 3 (Nonsolicitation and Noninterference with Covered Persons), Section 4 (False Statements of Fact) and Section 5 (Confidential Information) of the attached Exhibit A, which are legally enforceable under California law; provided, however, in each case that (I) the Company notifies the Participant in writing of the circumstances giving the Company the right to terminate the Participant’s employment for Cause within thirty (30) days of discovery by a majority of the members of the Board of the existence of such circumstances; provided that, prior to the earlier of a Change in Control or Initial Public Offering, such majority consists of all members of the Board who are employees of General Motors Company (“GM”), (II) the Participant fails to cure, if possible, such circumstances within thirty (30) days after receipt of such notice, and (III) the Company then terminates Participant’s employment within ninety (90) days of such failure to cure. If the Company does not timely do so, the right to terminate Participant’s employment for Cause shall lapse and be deemed waived with respect to those circumstances. For the avoidance of doubt, the definition of “Cause” set forth in this Award Agreement shall, solely for purposes of this Award Agreement, supersede any other definition of “Cause” set forth in the Plan or any other agreement between the Participant and the Company.

(b)Method of Exercise.

(i)
Subject to Section 5(a) and the terms of this Section 5(b), the Vested Portion of the Option may be exercised by initiating the transaction in Participant’s Solium Shareworks account, or by contacting a Solium representitive; provided that the Option may be exercised with respect to whole Common Shares only. Such notice to Solium shall specify the number of Common Shares for which the Option is being exercised and shall be accompanied by payment in full of the exercise price as follows: (A) in cash or by check, bank draft or money order payable to the order of the Company; or (B) solely to the extent permitted by applicable law, if the Common Shares are traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the exercise price; (C) at the Participant’s discretion, having the Company withhold Common Shares issuable upon exercise of the Option, or by payment in full or in part in the form of Common Shares owned by the Participant, based on the Fair Market Value of the Common Shares on the payment date as determined by the Committee or (D) on such other terms and conditions as may be acceptable to the Committee. No Common Shares shall be issued until payment therefor, as provided herein, has been made or provided for, and the withholding obligation referred to in Section 8 herein is satisfied.

(ii)
Upon the Company’s determination that the Option has been validly exercised as to any of the Common Shares, and the withholding obligation referred to in Section 8 herein is satisfied, the Company shall issue the Common Shares in the Participant’s name by book-entry registration only.

(c)In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth herein or in the Plan. Any heir or legatee of the Participant shall take the rights herein granted subject to the terms and conditions hereof.
6.Legend on Certificates. If stock certificates representing the Common Shares purchased by exercise of the Option are issued, such certificates shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, daily stock exchange upon which such Common Shares are listed, and any applicable Federal or state laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
7.Transferability. The Option shall be subject to the transfer restrictions as provided under the Plan; provided, however, that upon advance written notice to the Company a transfer of the Option shall be permitted in the event of transfers made to the Participant’s family members, to family trusts or to Participant family controlled entities and/or pursuant to lawful domestic relations orders or agreements, in all cases without payment for such transfers to the Participant and pursuant to such form of transfer agreement as the Company may reasonably require.
8.Taxes.
(a)The Participant shall be required to pay to the Company or any Affiliate the amount in cash of any applicable withholding taxes due in respect of this Option or its exercise, and this Option and the right to receive any Common Shares in respect thereof shall be terminated if this requirement is not satisfied. The Company or any Affiliate shall have the right and is hereby authorized to (but is not required to) withhold from this Option, any payment due or transfer made under the Option or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Common Shares, other securities, other awards or other property) of such withholding taxes and to take such action as may be necessary with respect to the Option to satisfy all obligations for the payment of such taxes.
(b)Without limiting the generality of clause (a) above, the Participant may, satisfy, in whole or in part, the foregoing withholding liability by delivery of Common Shares owned by the Participant (which are not subject to any pledge or other security interest), with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Common Shares otherwise issuable pursuant to the exercise of the Option a number of Common Shares with a Fair Market Value equal to such withholding liability (but no more than the maximum individual statutory rate for the applicable tax jurisdiction); provided, however, that Participant shall not be entitled to surrender shares to satisfy withholding obligations absent the Board's advance written consent if such withholding obligations would result in an aggregate annual income and employment tax cash deposit obligation by the Company in respect of the Participant’s exercise(s) of all the Participant’s options to purchase Common Shares (whether under this Option or any other Company option to purchase Common Shares held by the Participant) for any single calendar year of more than $50,000,000.
9.Restrictive Covenant Violation. In the event of a willful material breach with respect to the restrictive covenants set forth in Section 2 (Nonsolicitation and Noninterference with Business Relationships), Section 3 (Nonsolicitation and Noninterference with Covered Persons), Section 4 (False Statements of Fact) and Section 5 (Confidential Information) of the attached Exhibit A, which are legally enforceable under California law, the Board may, in its discretion to the extent provided in this Section 9, terminate and cancel the Option, to the extent outstanding at the time the violation is discovered, and/or require the Participant to promptly return any Common Shares received upon any previous exercise of the Option (or, if the Participant transferred the Common Shares, a payment equal to the current Fair Market Value thereof) in exchange for the lesser of (a) the original exercise price of the Common Share and (b) the Fair Market Value of the Common Share as of the date of repurchase; provided, however, in each case that the Company seeks to invoke this Section 9, (I) the Company first notifies the Participant in writing of the circumstances giving the Company the right to invoke this Section 9 within thirty (30) days after the violation is discovered by a majority of the members of the Board; provided that, prior to the earlier of a Change in Control or Initial Public Offering, such majority consists of all members of the Board who are employees of GM, (II) the Participant fails to cure, if possible, such violation within thirty (30) days after receipt of such notice, and (III) the Company then determines, in its discretion, whether to terminate and cancel the Option and otherwise enforce its rights under this Section 9 within ninety (90) days of such failure to cure. If the Company does not timely do so, the right to invoke this Section 9 shall lapse and be deemed waived with respect to such violation.
Notwithstanding any other provision of the Plan or this Award Agreement to the contrary, the Participant’s obligation to return any Common Shares received upon any previous exercise of the Option (or, if the Participant transferred the Common Shares, a payment equal to the current Fair Market Value thereof) shall in no event exceed the net after-tax number of Common Shares received by Participant upon any previous exercise of the Option after deducting all federal and state income and employment taxes which were payable by Participant upon the receipt of such Common Shares and (if the Participant has previously transferred any Common Shares) upon the transfer of such Common Shares.
10.Conditions Precedent to Award Agreement. As a condition precedent to the vesting, exercise, payment or settlement of any portion of the Option at any time prior to a Change in Control, the Participant shall: (i) refrain from engaging in any activity that could reasonably be expected to cause material harm to the Company or is in any manner materially and intentionally inimical or in any way materially detrimental to the Company, in each case as determined by the Board in good faith and (ii) furnish to the Company such information with respect to the satisfaction of the foregoing conditions precedent as the Board may reasonably request. In addition, the Board may require Participant to enter into such agreements as the Board considers appropriate related to the subject matter of this Section 10. The failure by the Participant to satisfy either of the foregoing conditions precedent shall result in the immediate cancellation of the unvested portion of any Award and any vested Award that has not yet been exercised, paid or settled and the Participant will not be entitled to receive any consideration with respect to such cancellation; provided, however, that prior to the cancellation of any Award as described in this Section 10, (I) the Board notifies the Participant in writing of the circumstances giving the Company the right to cancel the Option within thirty (30) days after such circumstances are discovered by a majority of the members of the Board; provided that, prior to the earlier of a Change in Control or Initial Public Offering, such majority consists of all members of the Board who are employees of GM, (II) the Participant fails to cure, if possible, such circumstances within thirty (30) days following his receipt of such notice and (III) the Board then cancels the Participant’s Option within ninety (90) days of such failure to cure; provided that, after the discovery of such circumstances giving the Company the right to cancel the Option and before the cancellation of the Option, the Participant is granted an opportunity to meet with the Board (with legal counsel, if desired) to address the existence of such circumstances. If the Board does not timely do so, the right to cancel the Participant’s Option shall lapse and be deemed waived with respect to those circumstances.
11.Securities Laws. Upon the acquisition of any Common Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Board may reasonably request in order to comply with applicable securities laws or with this Award Agreement.
12.Notices. Any notice necessary under this Award Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
13.Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
14.Option Subject to Plan and the LLC Agreement. By entering into this Award Agreement the Participant agrees and acknowledges that a copy of the Plan and the LLC Agreement has been made available to the Participant. The Participant and the Company both acknowledge that the Option granted hereunder and the underlying Common Shares are subject to the Plan and the LLC Agreement. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference; provided that any amendment to the Plan which significantly impairs the Participant’s rights under this Agreement shall not to that extent be effective without the written consent of the Participant (or the Participant’s estate in the case of his or her death). The terms and provisions of the LLC Agreement may be amended from time to time in accordance with the LLC Agreement and are hereby incorporated herein by reference. Upon the exercise of any Option granted hereunder, the Participant will execute a joinder to the LLC Agreement.
15.Spousal Consent. To the extent the Committee determines such consent is advisable and/or necessary, in connection with and as a condition to the grant of an Award under this Plan, the Committee may require a Participant who is lawfully married to complete a form of spousal consent.
16.Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
17.Personal Information. To enable the Company to issue this Award to the Participant, and administer the Plan and any Award, by entering into this Award Agreement the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any Subsidiary, trustee or third party service provider, for all purposes relating to the operation of the Plan.
18.Compliance with IRC Section 409A
(a)To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder. If, however, the parties determine that any compensation or benefits payable under this Agreement may be or become subject to Section 409A of the Code, the parties shall cooperate to adopt such amendments to this Agreement or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, as the parties determine to be necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of noncompliance with Section 409A of the Code.
(b)Notwithstanding anything herein to the contrary, (i) if at the time of the Participant’s termination of employment with the Company, the Participant is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax) and (ii) if any other payments of money or other benefits due to the Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code; or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax.
(c)For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code.
(d)To the extent required by Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”